Exhibit 5.1

May 9, 2016

ZAIS Group Holdings, Inc.

Two Bridge Avenue, Suite 322

Red Bank, New Jersey 07701-1106

Re:	ZAIS Group Holdings, Inc. 2015 Stock Incentive Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by ZAIS Group Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an aggregate of 2,080,637 shares of the Company’s Class A common stock (the “Shares”) reserved for issuance pursuant to the ZAIS Group Holdings, Inc. 2015 Stock Incentive Plan (the “Plan”).

In arriving at the opinion expressed below, we have examined the Registration Statement, the Plan, and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied on, to the extent we have deemed proper, certificates of officers of the Company as to factual matters, on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, or certificates representing the Shares (in the form of the specimen Class A common stock certificate incorporated by reference as an exhibit to the Company’s most recent Annual Report on Form 10-K) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and subject to the Company completing all actions and procedures required on its part to be taken prior to the issuance of the Shares, when the Shares have been issued by the Company in the circumstances contemplated by the Plan against requisite payment therefor, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be legally and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion herein as to the laws of any other jurisdiction.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP